                                                                    EXHIBIT 4.13


                               SECURITY AGREEMENT


          THIS SECURITY AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this "Agreement"), dated as of July 23, 1999 (the "Closing Date"), is made by STERLING CHEMICALS, INC., a Delaware corporation, STERLING CANADA, INC., a Delaware corporation, STERLING PULP CHEMICALS, INC., a Georgia corporation, STERLING PULP CHEMICALS US, INC., a Delaware corporation, STERLING FIBERS, INC., a Delaware corporation, STERLING CHEMICALS ENERGY, INC., a Delaware corporation, and STERLING CHEMICALS INTERNATIONAL, INC., a Delaware corporation (individually referred to as an "Assignor", and collectively referred to as the "Assignors"), and HARRIS TRUST COMPANY OF NEW YORK, a New York corporation, as indenture trustee and collateral agent (the "Collateral Agent") for the benefit of the holders (the "Holders") of the 12 3/8% Senior Secured Notes due 2006 of Sterling Chemicals, Inc.

                                   WITNESSETH:

          WHEREAS, the Assignors and the Collateral Agent, as trustee, have entered into that certain indenture dated as of July 23, 1999 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Indenture"), pursuant to which Sterling Chemicals, Inc. issued $295 million in the aggregate principal amount of 12 3/8% Senior Secured Notes due 2006 (together with any notes issued in replacement thereof or in exchange or substitution therefor, the "Senior Secured Notes"); and

          WHEREAS, pursuant to the terms of that certain Revolving Credit Agreement, dated as of July 23, 1999, by and among Sterling Chemicals, Inc., Sterling Canada, Inc., Sterling Pulp Chemicals US, Inc., Sterling Pulp Chemicals, Inc., Sterling Fibers, Inc., Sterling Chemicals Energy, Inc. and Sterling Chemicals International, Inc., as Borrowers (collectively, "Borrowers"), various financial institutions, as lenders ("Lenders"), DLJ Capital Funding, Inc., as syndication agent ("Syndication Agent"), The CIT Group/Business Credit, Inc., as the administrative agent (the "Administrative Agent"), and Credit Suisse First Boston, as the documentation agent (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), the Lenders have agreed to make Fixed Assets Loans (as defined in the Credit Agreement) (collectively, the "Senior Loan") to the Borrowers in the maximum original principal amount of Seventy Million Dollars ($70,000,000), the payment of which is secured (pursuant to the terms of the Fixed Assets Security Agreement, dated as of July 23, 1999 (the "Fixed Assets Security Agreement")) by, inter alia, a first priority security interest in the Collateral (the "Senior Pledge") in favor of the Fixed Assets Secured Parties and certain other parties to the Credit Agreement, as set forth on the signature pages thereto or as may be added from time to time pursuant to the terms thereof.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Holders to enter into the Indenture, each Assignor jointly and severally agrees, for the benefit of each Holder, as follows:


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                                   ARTICLE I
                                  DEFINITIONS

          SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

          "Agreement" is defined in the preamble.

          "Closing Date" is defined in the preamble.

          "Collateral" is defined in Section 2.1.

          "Collateral Agent" is defined in the preamble.

          "Current Assets Security Agreement" is defined in the Credit
Agreement.

          "Equipment" has the meaning as defined in Section 9-109 of the U.C.C.

          "Fixed Assets Security Agreement" is defined in the recitals.

          "Holders" is defined in the preamble.

          "Indenture" is defined in the recitals.

          "Material Contracts" means all service contracts, supply contracts and contract rights, but only to the extent necessary or appropriate for the continued operation of the plants located at the Real Properties, as the business thereupon is now conducted.

          "Obligations" is defined in Section 2.5.

          "Patent Collateral" means:

               (a) all letters patent and applications for letters patent in the United States, including all patent applications in preparation for filing in the United States and including each patent and patent application referred to in Item A of Schedule II attached hereto;

               (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

               (c) all patent licenses in the United States, including each patent license referred to in Item B of Schedule II attached hereto; and

               (d) all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, referred to in clauses (a) or (b) above, and for breach or enforcement of any patent license referred to in clause (c) above;


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but only to the extent any of the foregoing is necessary or appropriate for the continued operation of the plants located at the Real Properties, as the business thereupon is now conducted.

          "Real Properties" means the plant facilities of the Assignors located in Lowndes County, Georgia, Galveston County, Texas and Santa Rosa County, Florida.

          "Satisfaction Date" means the date on which all Obligations have been paid in full or otherwise satisfied

          "Senior Loan" is defined in the preamble.

          "Senior Secured Notes" is defined in the preambles.

          SECTION 1.2. Indenture Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Indenture.

          SECTION 1.3. U.C.C. Definitions. Unless otherwise defined herein or in the Indenture or the context otherwise requires, terms for which meanings are provided in the Uniform Commercial Code from time to time in effect in the State of New York (the "U.C.C.") are used in this Agreement, including its preamble and recitals, with such meanings.


                                   ARTICLE II
                                SECURITY INTEREST

          SECTION 2.1. Grant of Security. Each Assignor hereby assigns, pledges, hypothecates, charges, delivers, and transfers to the Collateral Agent for its benefit and the ratable benefit of the Holders and hereby grants to the Collateral Agent for its benefit and the ratable benefit of the Holders a security interest in all of the following (collectively, the "Collateral"):

               (a) the real property, buildings, structures and other improvements to any of the foregoing, of the Assignors and to the extent any of the following items of property constitute fixtures and/or equipment under applicable laws, all fixtures, fittings, appliances, apparatus, Equipment, machinery, building and construction materials and other articles of every kind and nature whatsoever and all replacements thereof, now or hereafter affixed or attached to, placed upon or used in any way in connection with the complete and comfortable use, enjoyment, occupation, operation, development and/or maintenance of the Real Property of the Assignors or such buildings, structures and other improvements, the Patent Collateral and the Material Contracts;

               (b) all products, offspring, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in clause (a) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof) or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral).


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Notwithstanding the foregoing, "Collateral" shall not include (a) any general intangibles or other rights arising under any contracts, instruments, licenses or other documents as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained or
(b) any Collateral (as defined in the Current Assets Security Agreement). Each Assignor agrees to use its best efforts to obtain any such required consent with respect to any material item of Collateral.

          SECTION 2.2. Security for Obligations. This Agreement secures the payment in cash in full of all Obligations under the Indenture and the Senior Secured Notes.

          SECTION 2.3. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall:

               (a) remain in full force and effect until the satisfaction of all obligations under the Indenture and Senior Secured Notes (the "Obligations");

               (b) be binding upon each Assignor, its successors, transferees and assigns; and

               (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the Holders.

          SECTION 2.4. Assignor Remains Liable. Anything herein to the contrary notwithstanding:

               (a) each Assignor will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed;

               (b) the exercise by the Collateral Agent of any of its rights hereunder will not release any Assignor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and

               (c) neither the Collateral Agent nor any Holder will have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement, nor will the Collateral Agent or any other Collateral Agent or any Holder be obligated to perform any of the obligations or duties of any Assignor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

          SECTION 2.5. Security Interest Absolute. All rights of the Collateral Agent and the security interests granted to the Collateral Agent hereunder, and all obligations of each Assignor hereunder, shall be absolute and unconditional, irrespective of:

               (a) any lack of validity or enforceability of the Indenture or any Security Agreement;

               (b) the failure of the Collateral Agent or any Holder


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                   (i) to assert any claim or demand or to enforce any right or remedy against the Assignors or any other Person under the provisions of the Indenture or any Security Agreement or otherwise or

                   (ii) to exercise any right or remedy against any guarantor of, or collateral securing, any Obligations;

               (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other extension, compromise or renewal of any Obligations;

               (d) any reduction, limitation, impairment or termination of any Obligations for any reason (other than the repayment in full and in cash of all Obligations), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Assignor hereby waives any right to or claim of) any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise or unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

               (e) any amendment to, rescission, waiver or other modification of, or any consent to departure from, any of the terms of the Indenture or any Security Agreement;

               (f) any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Obligations; or

               (g) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Assignor, any surety or any guarantor.

          SECTION 2.6. Postponement of Subrogation, etc. Each Assignor hereby agrees that it will not exercise any rights which it may acquire by reason of any payment made hereunder, whether by way of subrogation, reimbursement or otherwise, until the Satisfaction Date. Any amount paid to any Assignor on account of any payment made hereunder prior to the Satisfaction Date shall be held in trust for the benefit of the Collateral Agent and the Holders of the Senior Secured Notes and shall immediately be paid to the Collateral Agent for the ratable benefit of the Holders of the Senior Secured Notes and credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Indenture; provided, however, that if:

               (a) such Assignor has made payment to the Collateral Agent for the ratable benefit of the Holders of the Senior Secured Notes of all or any part of the Obligations; and

               (b) the Satisfaction Date has occurred,

the Collateral Agent, on behalf of the Holders of the Senior Secured Notes, agrees that, at the requesting Assignor's request, the Collateral Agent, on behalf of the Collateral Agent and the Holders of the Senior Secured Notes, will execute and deliver to such Assignor appropriate


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

documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Assignor of an interest in the Obligations resulting from such payment by such Assignor. In furtherance of the foregoing, prior to the Satisfaction Date, each Assignor shall refrain from taking any action or commencing any proceeding against any Assignor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Agreement to the Collateral Agent or Holders of the Senior Secured Notes.


                   ARTICLE III REPRESENTATIONS AND WARRANTIES

          SECTION 3.1. Representations and Warranties. Each Assignor represents and warrants to the Collateral Agent and the Holders as set forth in this
Article III.

          SECTION 3.2. Ownership, No Liens, etc. Each Assignor owns its Collateral free and clear of any Lien, except for the security interest created by this Agreement, the Lien in favor of the Fixed Assets Secured Parties (as such term is defined in the Credit Agreement) and the Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to this Agreement or as have been filed in connection with the Fixed Assets Security Agreement and Permitted Liens.

          SECTION 3.3. Validity, etc. This Agreement creates a valid second priority security interest in the Collateral securing the payment of the Obligations, and the Assignors will at all times cause the security interests granted pursuant to this Agreement to constitute valid perfected second priority security interests (and, upon the expiration or termination of the Senior Debt Intercreditor Agreement, first priority security interests) in the Collateral, enforceable as such against all creditors of Assignor and (except as otherwise specifically provided herein) any Persons purporting to purchase any Collateral from Assignor. Assignor will, promptly upon request by Collateral Agent, execute and deliver or cause to be executed and delivered, or use its best efforts to procure, tax stamps, assignments, instruments and other documents, all in form and substance reasonably satisfactory to the Collateral Agent, and take any other actions that are necessary or, in the reasonable opinion of Collateral Agent, desirable to perfect, continue the perfection of, or protect the second (or, upon the expiration or termination of the Senior Debt Intercreditor Agreement, first) priority of the Collateral Agent's security interest in the Collateral, to protect the Collateral against the rights, claims or interests of third persons (subject to the terms of the Senior Debt Intercreditor Agreement), to enable the Collateral Agent to exercise or enforce its rights and remedies hereunder, or otherwise to effect the purposes of this Agreement. Assignor also hereby authorizes the Collateral Agent to file any financing or continuation statements with respect to the Collateral without the signature of Assignor to the extent permitted by applicable law. Assignor will pay all costs incurred in connection with any of the foregoing.

          SECTION 3.4. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no material authorization, material approval or other action by, and no material notice to or material filing with, any Governmental Authority or regulatory body is required either
(a) for the grant by such Assignor of the security interest granted hereby, the


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pledge by such Assignor of any Collateral pursuant hereto or for the execution, delivery and performance of this Agreement by such Assignor or (b) for the perfection of or the exercise by the Collateral Agent of its rights and remedies hereunder.

          SECTION 3.5. Compliance with Laws. Such Assignor is in compliance with the requirements of all applicable laws (including the provisions of the Fair Labor Standards Act), rules, regulations and orders of every Governmental Authority, the non-compliance with which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to materially adversely affect the value of the Collateral.


                              ARTICLE IV COVENANTS

          SECTION 4.1. Further Assurances, etc. Such Assignor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing and subject to the terms of the Senior Debt Intercreditor Agreement, such Assignor will:

               (a) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable, or as the Collateral Agent may request, in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Collateral Agent hereby; and

               (b) furnish to the Collateral Agent, from time to time at the Collateral Agent's request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

With respect to the foregoing and the grant of the security interest hereunder, such Assignor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Assignor where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.


                         ARTICLE V THE COLLATERAL AGENT

          SECTION 5.1. Collateral Agent Appointed Attorney-in-Fact. Each Assignor hereby irrevocably appoints the Collateral Agent as such Assignor's attorney-in-fact, with full authority and in the name, place and stead of the Assignor or in its own name, from time to time in the Collateral Agent's discretion, to take, upon the occurrence and during the continuance of an Event of Default, any action and to execute any instrument which the Collateral Agent may deem


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necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

               (a) to ask, demand, collect, sue for, recover, compromise and receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

               (b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause
          (a) above;

               (c) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral; and

               (d) to perform the affirmative obligations of such Assignor hereunder (including all obligations of such Assignor pursuant to Section 4.1).

          SECTION 5.2. Authority of Collateral Agent. The Collateral Agent shall have and be entitled to exercise all powers hereunder that are specifically granted to Collateral Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Collateral Agent may perform any of its duties hereunder or in connection with the Collateral by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Neither the Collateral Agent nor any director, officer, employee, attorney or agent of the Collateral Agent shall be responsible for the validity, effectiveness or sufficiency hereof or of any document or security furnished pursuant hereto. The Collateral Agent and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document reasonably believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons.

          Each Assignor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Holders of the Senior Secured Notes, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and Assignor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Holders of the Senior Secured Notes with full and valid authority so to act or refrain from acting, and Assignor shall not be obligated or entitled to make any inquiry respecting such authority.

          SECTION 5.3. Resignation or Removal of the Collateral Agent. Until such time as the Obligations shall have been paid in full, the Collateral Agent may at any time, by giving written notice to the Assignors, the Trustee (as defined in the Indenture) and the Holders of the Senior Secured Notes, resign and be discharged of the responsibilities hereby created, such resignation to become effective upon (i) the appointment of a successor Collateral Agent and
(ii) the acceptance of such appointment by such successor Collateral Agent. As promptly as


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practicable after the giving of any such notice, the Trustee (if the Trustee is not then acting as the Collateral Agent hereunder) or if the Trustee and the Collateral Agent are the same person or entity, the Holders of the Senior Secured Notes shall appoint a successor Collateral Agent, which successor Collateral Agent shall be reasonably acceptable to Assignor. If no successor Collateral Agent shall be appointed and shall have accepted such appointment within 90 days after the Collateral Agent gives the aforesaid notice of resignation, the Collateral Agent may apply to any court of competent jurisdiction to appoint a successor Collateral Agent to act until such time, if any, as a successor shall have been appointed as provided in this Section 5.3. Any successor so appointed by such court shall immediately and without further act be superseded by any successor Collateral Agent appointed by the Holders of the Senior Secured Notes, as provided in this Section 5.3. Any Collateral Agent that has resigned shall be entitled to fees, costs and expenses to the extent incurred or arising, or relating to events occurring, before its resignation or removal.

          SECTION 5.4. Release; Termination of Agreement. This Agreement shall terminate upon the earlier to occur of (i) the Satisfaction Date, (ii) the day of the Legal Defeasance of all of the Obligations pursuant to Section 8.02 of the Indenture (other than those surviving Obligations specified therein) and
(iii) such other termination date as is provided in the Indenture. At such time, the Collateral Agent shall, at the request of Assignor, reassign and redeliver to Assignor all of the Collateral hereunder that has not been sold, disposed of, retained or applied by the Collateral Agent in accordance with the terms hereof. Such reassignment and redelivery shall be without warranty by or recourse to the Collateral Agent, except as to the absence of any prior assignments by the Collateral Agent of its interest in the Collateral, and shall be at the expense of Assignor.

          Assignor agrees that it will not, except as permitted by the Indenture, sell or dispose of, or grant any option or warrant with respect to, any of the Collateral; provided, however, that if Assignor shall sell any of the Collateral in accordance with the terms of the Indenture, the Collateral Agent shall, at the request of Assignor and subject to requirements of Section 10.03 of the Indenture, release the Collateral subject to such sale free and clear of the Lien under this Agreement.

          SECTION 5.5. Collateral Agent Has No Duty. The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Collateral Agent and the Holders of the Senior Secured Notes) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for:

               (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any investment property, whether or not the Collateral Agent has or is deemed to have knowledge of such matters; or

               (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.


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

          SECTION 5.6. Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if it takes such action for that purpose as any Assignor reasonably requests in writing from time to time, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care. If an Event of Default has occurred and is continuing, the Collateral Agent shall not be required to comply with any request of the Assignor with respect to the matters described in this Section.


                              ARTICLE VI REMEDIES

          SECTION 6.1. Certain Remedies. If any Event of Default shall have occurred and be continuing:

               (a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the U.C.C. (whether or not the U.C.C. applies to the affected Collateral) and also may

                   (i) require each Assignor to, and such Assignor hereby agrees that it will, at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to both parties, and

                   (ii) without notice except as specified below, sell the
               Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. Each Assignor agrees that, to the extent notice of sale shall be required by law, at least ten days prior notice to such Assignor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of such Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

               (b) All cash proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral shall be applied by the Collateral Agent against all or any part of the Obligations as follows:

                   (i) first, to the payment of any amounts payable to the
               Collateral Agent pursuant to the Indenture and Section 6.3;


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                   (ii) second, to the equal and ratable payment of any
               Obligations owed to Collateral Agent or any Holder of the Senior Secured Notes pursuant to the Indenture or any other Security Agreement, applied

                        (A) first to fees and expense reimbursements then due to
                    such Collateral;

                        (B) then to interest due to such Collateral Agent;

                        (C) then to pay the remaining outstanding Obligations;

                   (iii) third, to be held as additional collateral security
               until the Satisfaction Date, after which such remaining cash proceeds shall be paid over to the applicable Assignor or to whomsoever may be lawfully entitled to receive such surplus.

               (c) The Collateral Agent may

                   (i) transfer all or any part of the Collateral into the name of the Collateral Agent or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder,

                   (ii) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

                   (iii) take control of any proceeds of the Collateral and

                   (iv) execute (in the name, place and stead of such Assignor), assignments and other instruments of conveyance or transfer with respect to all or any of the Collateral.

          SECTION 6.2. Compliance with Restrictions. Each Assignor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and such Assignor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable nor accountable to such Assignor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

          SECTION 6.3. Indemnity and Expenses. Each Assignor hereby jointly and severally indemnifies and holds harmless the Collateral Agent from and against any and all claims, losses and liabilities arising out of or resulting from this Agreement (including enforcement of this Agreement), except claims, losses or liabilities resulting from the Collateral Agent's gross negligence or willful misconduct and each Assignor will, upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Collateral Agent may incur, in each case, in connection with:

               (a) the administration of this Agreement;

               (b) the custody, preservation, use, or operation of or the sale of, collection from, or other realization upon, any of the Collateral;

               (c) the exercise or enforcement of any of the rights of the Collateral Agent hereunder; or

               (d) the failure by any Assignor to perform or observe any of the provisions hereof.


                      ARTICLE VII MISCELLANEOUS PROVISIONS

          SECTION 7.1. Security Agreement. This Agreement is a Security Agreement executed pursuant to the Indenture and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

          SECTION 7.2. Amendments; etc. No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Assignor herefrom shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent (on behalf of the Holders of the Senior Secured Notes) and each Assignor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 7.3. Protection of Collateral. The Collateral Agent may from time to time, at its option, perform any act which each Assignor agrees hereunder to perform and which such Assignor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default) and the Collateral Agent may from time to time take any other action which the Collateral Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

          SECTION 7.4. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and addressed, delivered or transmitted, if to any Assignor, at the address or facsimile number of the Company provided for in the Indenture, and if to the Collateral Agent, at the following address or facsimile number: Harris Trust Company of New York, Wall Street Plaza, 19th Floor, 88 Pine Street, New York, NY 10005, Facsimile
No.: (212) 701-7664, Attn: Peter Morse, or as to any such party, at such other address or facsimile number as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. Any notice, (a) if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received, or (b) if transmitted by facsimile, shall be deemed given when transmitted (and telephonic confirmation of receipt thereof has been received).

          SECTION 7.5. Headings. The various headings of this Agreement are inserted for convenience only, and shall not affect the meaning or interpretation of this Agreement or any provisions thereof.

          SECTION 7.6. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 7.7. Counterparts; Effectiveness. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which shall constitute together but one and the same agreement. This Agreement shall become effective as of the date first above written and be binding upon a Assignor when a counterpart hereof executed on behalf of such Assignor shall have been received by the Collateral Agent.

          SECTION 7.8. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING THE LAW OF CONFLICTS EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

          SECTION 7.9. Agreement Subject to the Senior Debt Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed by the parties hereto that this Agreement shall be subject to the terms of the Senior Debt Intercreditor Agreement.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, each Assignor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                          STERLING CHEMICALS, INC.


                                          By
                                            ------------------------------------
                                            Title:


                                          STERLING CANADA, INC.


                                          By
                                            ------------------------------------
                                            Title:


                                          STERLING PULP CHEMICALS US, INC.


                                          By
                                            ------------------------------------
                                            Title:


                                          STERLING PULP CHEMICALS, INC.


                                          By
                                            ------------------------------------
                                            Title:


                                          STERLING FIBERS, INC.


                                          By
                                            ------------------------------------
                                            Title:


                                          STERLING CHEMICALS ENERGY, INC.


                                          By
                                            ------------------------------------
                                            Title:


                                          STERLING CHEMICALS INTERNATIONAL, INC.


                                          By
                                            ------------------------------------
                                            Title:

                                        HARRIS TRUST COMPANY OF NEW YORK.
                                           as Collateral Agent, on behalf of the
                                           Holders  of the Senior Secured Notes


                                        By
                                          --------------------------------------
                                          Title:

                                   SCHEDULE I
                              to Security Agreement


([NAME OF ASSIGNOR])


Item A. Patents


Issued Patents

        Patent No.           Issue Date          Inventor(s)         Title





Pending Patent Applications

        Serial No.           Filing Date         Inventor(s)         Title





Patent Applications in Preparation

                             Expected
        Docket No.           Filing Date         Inventor(s)         Title





Item B. Patent Licenses

                                       Effective       Expiration        Subject
        Licensor    Licensee              Date            Date           Matter

EXHIBIT A TO SECURITY AGREEMENT


                            PATENT SECURITY AGREEMENT


          This PATENT SECURITY AGREEMENT (this "Agreement"), dated as of________ __, ____, is made between ___________________, a ____________________ (the
"Assignor"), and HARRIS TRUST COMPANY OF NEW YORK, as Collateral Agent (together with any successor(s) thereto in such capacity, the "Collateral Agent") for each of the Collateral Agent and the Holders of the Senior Secured Notes.


                                   WITNESSETH:

          WHEREAS, Sterling Chemicals, Inc., Sterling Canada, Inc., Sterling Pulp Chemicals, Inc., Sterling Pulp Chemicals, US, Inc., Sterling Fibers, Inc., Sterling Chemicals Energy, Inc., and Sterling Chemicals International, Inc., and the Collateral Agent, as trustee, have entered into that certain indenture dated as of July 23, 1999 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Indenture"), pursuant to which Sterling Chemicals, Inc. issued $295 million in the aggregate principal amount of 123/8% Senior Secured Notes due 2006 (together with any notes issued in replacement thereof or in exchange or substitution therefor, the "Senior Secured Notes"); and

          WHEREAS, the terms of the Indenture require that the Assignor (i) pledge to the Collateral Agent for the ratable benefit of the Holders (as defined in the Indenture) of the Senior Secured Notes, and grant to the Collateral Agent for the ratable benefit of the Holders of the Senior Secured Notes a second priority security interest in the Collateral (as defined herein) and (ii) execute and deliver this Agreement in order to secure the payment and performance by the Assignor of all of its obligations under the Indenture and the Senior Secured Notes (the "Obligations");

          NOW, THEREFORE, in consideration of the premises, the Assignor hereby agrees with the Collateral Agent for its benefit and the ratable benefit of the Holders of the Senior Secured Notes as follows:

          SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement dated July 23, 1999 by and among Sterling Chemicals, Inc., Sterling Canada, Inc., Sterling Pulp Chemicals, Inc., Sterling Pulp Chemicals, US, Inc., Sterling Fibers, Inc., Sterling Chemicals Energy, Inc., Sterling Chemicals International, Inc. and Harris Trust Company of New York as indenture trustee and collateral agent for the benefit of the Holders of the Senior Secured Notes.

          SECTION 2. Grant of Security Interest. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Obligations, the Assignor does hereby pledge and hypothecate to the Collateral Agent, and grant to the Collateral


                                   Exhibit A

Agent a security interest in, for its benefit and the benefit of each Holder, all of the following property (the "Patent Collateral"), whether now owned or hereafter acquired or existing by it:

               (e) all letters patent and applications for letters patent in the United States, including all patent applications in preparation for filing in the United States and including each patent and patent application referred to in Item A of Schedule I attached hereto;

               (f) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

               (g) all patent licenses in the United States, including each patent license referred to in Item B of Schedule I attached hereto; and

               (h) all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, referred to in clauses (a) or (b) above, and for breach or enforcement of any patent license referred to in clause (c) above;

in each case, to the extent, but only to the extent, that any of the foregoing is necessary or appropriate for the continued operation of the plant facilities of Assignor located in Valdosta-Lowndes County, Georgia, Galveston County, Texas and Santa Rosa County, Florida.

          SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Assignor for the purpose of registering the security interest of the Collateral Agent in the Patent Collateral with the United States Patent and Trademark Office. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Collateral Agent for its benefit and the benefit of each Holder. The Security Agreement (and all rights and remedies of the Collateral Agent and each Holder thereunder) shall remain in full force and effect in accordance with its terms.

          SECTION 4. Release of Security Interest. Upon the earliest to occur of
(i) the sale, transfer or other disposition of any Patent Collateral in accordance with the Indenture, (ii) the day of the Legal Defeasance of all Obligations pursuant to Section 8.02 of the Indenture, (iii) the Satisfaction Date and (iv) such other termination date as is provided in the Indenture, the Collateral Agent shall, at the Assignor's expense, execute and deliver to the Assignor all instruments and other documents as may be necessary or proper to release the Lien on the Patent Collateral which has been granted hereunder.

          SECTION 5. Acknowledgment. The Assignor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the Lien on the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.


                                   Exhibit A

          SECTION 6. The Indenture or any other Security Agreements, etc. This Agreement is a Security Agreement executed pursuant to the Indenture and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Indenture.

          SECTION 7. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which shall constitute together but one and the same agreement. This Agreement shall become effective and binding as of the date first above written when a counterpart hereof executed on behalf of the Assignor shall have been received by the Collateral Agent.

          SECTION 8. Agreement Subject to Senior Debt Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed by the parties hereto that this Agreement shall be subject to the terms of the Senior Debt Intercreditor Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.


                                         ASSIGNOR:


                                         By:
                                            ------------------------------------
                                            Title:
                                                  ------------------------------


                                         HARRIS TRUST COMPANY OF NEW YORK,
                                           as Collateral Agent, on behalf of the
                                            Holders of the Senior Secured Notes


                                         By:
                                            ------------------------------------
                                            Title:
                                                  ------------------------------


                                   Exhibit A

                                   SCHEDULE I
                          to Patent Security Agreement


Item A. Patents


                                 Issued Patents
                                 --------------

        Patent No.           Issue Date          Inventor(s)         Title
        ----------           ----------          -----------         -----




                          Pending Patent Applications
                          ---------------------------

        Serial No.           Filing Date         Inventor(s)         Title
        ----------           -----------         -----------         -----




                       Patent Applications in Preparation
                       ----------------------------------

                             Expected
        Docket No.           Filing Date         Inventor(s)         Title
        ----------           -----------         -----------         -----




Item B. Patent Licenses


                                       Effective       Expiration        Subject
        Licensor    Licensee              Date            Date           Matter
        --------    --------           ---------       ----------        -------